Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form SB-2 of Ecoland International, Inc (Formerly Guano Distributors, Inc), of our report dated January 22, 2007 on our audit of the financial statements of Ecoland International, Inc (Formerly Guano Distributors, Inc) as of November 30, 2006 and May 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception, April 15, 2005 through November 30, 2006 and for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
April 16, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501